Exhibit 99(d)


     I hereby consent to the use of my name in the Registration Statement on Form S-4 of Wisconsin Communications Group, Inc. ("Wiscom") and Mid-Plains and any amendment thereto, as the same appears therein under the caption "Directors and Management of Wiscom Following the Mergers" with respect to my becoming a director of Wiscom.


February 18, 1997                       /s/ Harold L. (Lee) Swanson

                                        Harold L. (Lee) Swanson